News Release

For Immediate Release:	For More Information,
March 13, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Move of Corporate Headquarters

TROY, N.C. - First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today that it would consolidate some of its operations in a recently purchased building in downtown Southern Pines, North Carolina, and would seek regulatory approval to move its corporate headquarters there as well. The company also reaffirmed its commitment to keep the vast majority of its corporate jobs in Troy, North Carolina by continuing to operate its back office and data processing center there. “We currently have about 190 corporate headquarter jobs and at least 150 of them will remain in Troy,” said Richard Moore, First Bancorp President and CEO.

First Bank is a $3.3 billion bank with 98 branches in North Carolina, South Carolina, and Virginia, making it the 4th largest bank headquartered in North Carolina. It has its largest deposit base – over $420 million – in Moore County. In addition to its 11 branch offices in Moore County, it currently operates a facility management and legal division there, as well as a mortgage loan origination office and training facility. Some of those operations will be consolidated at 300 SW Broad Street, Southern Pines, which the bank purchased last week from Hobbs Upchurch & Associates. Much of the bank’s senior management will be located there as well. “Our bank has grown dramatically over the past few years,” Moore stated “and this new location will help us better serve our customers going forward.”